UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14a

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(                         )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to § 240.14a-12.

NATUS MEDICAL INCORPORATED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Natus Medical Incorporated

6701 Koll Center Parkway Suite 120

Pleasanton, CA 94566

www.natus.com

(925) 223-6700

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

The 2015 Annual Meeting of Stockholders of Natus Medical Incorporated will be held on Thursday, June 4, 2015, at 8:00 a.m., Pacific Time, at our Pleasanton, California offices located at 6701 Koll Center Parkway, Suite 120, Pleasanton, CA, 94566, for the following purposes:

1.	To elect two directors to serve for a term of three years;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015;

3.	Advisory approval of the Company’s named executive officer compensation;

4.	To approve the Natus Medical Incorporated Cash Incentive Plan;

5.	Transaction of such other business as may properly come before the meeting or any adjournment thereof.

We are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. These proxy materials were first sent on or about April 24, 2015 to stockholders entitled to vote at the annual meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Stockholders who owned shares of our stock at the close of business on Friday, April 10, 2015, are entitled to attend and vote at the meeting. A complete list of these stockholders will be available during normal business hours for ten days prior to the meeting at our headquarters located at 6701 Koll Center Parkway Suite 120, Pleasanton, CA, 94566. A stockholder may examine the list for any legally valid purpose related to the meeting. The list will also be available during the annual meeting for inspection by any stockholder present at the meeting.

Whether or not you plan to attend the Annual Meeting, please submit your proxy promptly by the Internet or by phone or by completing, dating, signing and returning the enclosed proxy card as promptly as possible in the accompanying reply envelope. If your shares are held in street name by a broker, trustee or other nominee and you do not instruct this nominee how to vote your shares; your shares will not be voted on any matter other than approval of appointment of our independent accountants.

For the Board of Directors of
NATUS MEDICAL INCORPORATED

JAMES B. HAWKINS
Chief Executive Officer
Pleasanton, California
April 24, 2015

YOUR VOTE IS IMPORTANT

PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY FOLLOWING THE
INSTRUCTIONS ON THE ENCLOSED PROXY CARD

PROXY STATEMENT

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INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this rule makes the proxy distribution process more efficient, less costly, and helps in conserving natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of Natus Medical Incorporated, (“Natus”, the “Company”, “we”, “our”), a Delaware corporation, is providing these proxy materials to you in connection with the annual meeting of stockholders of Natus that will take place on June 4, 2015. As a stockholder as of the record date, April 10, 2015, you are invited to attend the annual meeting, and are entitled, and requested, to vote on the items of business described in this proxy statement. We are distributing the proxy materials on or about April 24, 2015.

Q:	What information is contained in this proxy statement?

A:	The information included in this proxy statement relates to the proposals to be voted on at our annual meeting, the voting process, the compensation of executive officers and directors, and certain other required information.

Q:	How may I obtain a copy of the Natus Annual Report on Form 10-K?

A:	Stockholders may request a free copy of our 2014 Annual Report on Form 10-K from:

Natus Medical Incorporated

Attn: Investor Relations

6701 Koll Center Parkway Suite 120

Pleasanton, CA 94566

(925) 223-6700

Our 2014 Annual Report on Form 10-K is also available on our website at www.natus.com and at the website of the Securities and Exchange Commission at www.sec.gov.

We will also furnish any exhibit to our 2014 Annual Report on Form 10-K if specifically requested in writing.

Q:	What items of business will be voted on at the annual meeting?

A:	The following items will be voted on at the annual meeting:

•	The election of two directors for a term of three years;

•	The ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015;

•	Advisory approval of the Company’s named executive officer compensation; and

•	Approval of the Natus Medical Incorporated Cash Incentive Plan (“CIP”).

Q:	How does the Board recommend that I vote?

A:	Our Board recommends that you vote your shares “FOR” the nominees to the Board, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015, “FOR” the advisory vote on named executive officer compensation and “FOR” approval of the CIP.

Q:	What shares can I vote?

A:

Each share of Natus common stock issued and outstanding as of the close of business on April 10, 2015, the Record Date, is entitled to be voted on all items being voted upon at the annual meeting. You may vote all shares owned by you as of that date, including (i) shares held directly in your name as the stockholder of record, and (ii) shares held by you as the beneficial owner through a broker, trustee, or other nominee, such as a bank. More information on how to vote these shares is contained in this proxy statement. On the Record Date we had approximately 32,913,510 shares of common stock issued and outstanding, and each outstanding share is entitled to one vote.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Rather than holding shares in their own name, as a stockholder of record, most Natus stockholders hold their shares beneficially through a broker, trustee or other nominee. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record—If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to Natus or to vote in person at the meeting. Voting instructions are provided online with the proxy materials and, if you are receiving a paper copy of the proxy materials Natus has enclosed a proxy card for you to use.

Beneficial Owner—If your shares are held in a brokerage account or by another nominee you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or other nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, you may also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or other nominee. The Notice of Internet Availability of Proxy Materials provides instructions on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those stockholders who receive a paper proxy card, directions on how to vote are set forth below and included on your proxy card. For shares held beneficially in street name, the voting instruction card provided by your broker, trustee or other nominee will include instructions on how to vote by telephone, Internet or by mail.

By Internet—Stockholders of record of Natus common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. Most Natus stockholders who hold shares beneficially in street name may direct the voting of their shares by accessing the website specified on the voting instruction cards provided by their broker, trustee or other nominee. Please check the voting instruction card for Internet voting availability.

By Telephone—Stockholders of record of Natus common stock who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards. Most Natus stockholders who hold shares beneficially in street name and live in the United States or Canada may direct the voting of their shares by phone by calling the number specified on the voting instruction card provided by their broker, trustee or other nominee. Please check the voting instruction card for telephone voting availability.

By Mail—Stockholders of record of Natus common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the pre-addressed envelope provided. Natus stockholders who hold shares beneficially in street name may vote by mail by completing, dating and signing the voting instruction cards provided and mailing them in the pre-addressed envelope provided to their broker, trustee, or other nominee.

Q:	Can I change my vote or otherwise revoke my proxy?

A:	You may change your vote at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes your earlier proxy), by providing a written notice of revocation to our Corporate Secretary prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or other nominee, or, if you have obtained a legal proxy from your nominee giving you the right to vote your shares, by attending the annual meeting and voting in person.

Q:	How many shares must be present or represented to conduct business at the annual meeting?

A:	Holders of a majority of shares of our common stock issued and outstanding and entitled to vote as of the record date must be present in person or represented by proxy to meet the quorum requirement pursuant to the Company’s Bylaws for holding the annual meeting and transacting business. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q:	How are votes counted?

A:	In the election of the director, you may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the nominees. If you elect to abstain from the election of directors, the abstention will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

You may also vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to: (i) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, (ii) the proposal to approve, on an advisory basis, the compensation of our named executive officers, and (iii) approval of the CIP. If you elect to abstain from voting on any of these proposals, the abstention will have the same effect as an “AGAINST” vote with respect to such proposal.

If you are a stockholder of record and sign and return your proxy card or voting instruction form without giving specific voting instructions, your shares will be voted as recommended by our Board. If you are a beneficial holder and do not return a voting instruction form, your broker may only vote on the ratification of the appointment of KPMG LLP.

Q:	What is the voting requirement to approve each of the proposals?

A:

In an uncontested election of directors, such as this election, a director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares of common stock present in person or represented by proxy and entitled to vote. A “majority of votes cast” means that the number of votes “For” a director nominee must exceed the number of votes “Against” that director nominee. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes (see “What are broker non-votes and what effect do they have on the proposals?” below).

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote is required to approve each of the following proposals: (i) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, (ii) the approval, on an advisory basis, of the compensation of our named executive officers and (iii) approval of the CIP.

Q:	What happens if a nominee who is duly nominated does not receive the required majority vote?

A:	Our Board Governance Guidelines provide that if a nominee for election to the Board had a greater number of votes “Against” than the number of votes cast “For” his or her election, such director shall tender his or her resignation from the Board and the Nominating and Governance Committee will determine the action to be taken with respect to such tendered resignation.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:	Generally, broker non-votes occur when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (i) has not received voting instructions from the beneficial owner and (ii) lacks discretionary voting power to vote those shares with respect to that particular proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the appointment of KPMG LLP as our independent auditors (Proposal 2), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the election of our directors (Proposal 1), the vote, on an advisory basis, of the compensation of our named executive officers (Proposal 3) and the vote on approval of the CIP (Proposal 4). Thus, if you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of our directors (Proposal 1), the advisory approval of the Company’s named executive officer compensation (Proposal 3) and approval of the CIP (Proposal 4).

Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on an individual proposal. Thus, if you do not give your broker specific voting instructions, your shares will not be voted on these “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

Q:	Is cumulative voting permitted for the election of directors?

A:	Yes. Every stockholder voting to elect a director may cumulate such stockholder’s votes and give to one of the candidates to be elected a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder is entitled, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than the number of directors to be elected. In their discretion, the proxy holders may, when voting for directors, cumulate the votes represented by the proxies received. No stockholder shall be entitled to cumulate votes for a candidate unless such candidate’s name has been properly placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the annual meeting, prior to the voting, of the intention to cumulate the stockholder’s votes. The holder may cast all of their votes “For” or “Against” a single candidate or may distribute them among any number of candidates.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy using the enclosed form, the persons named as proxy holders, James B. Hawkins and Jonathan A. Kennedy will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason either of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates that may be nominated by the Board.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive. A number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual reports and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke, or provide, their consent at any time by contacting Broadridge ICS, either by calling toll-free 800-542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Upon such request, we will promptly deliver a separate copy of the annual report, Notice of Internet Availability of Proxy Materials and/or, as applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of the materials.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report or other proxy materials who wish to receive only one copy in the future can contact their broker, trustee or other nominee to request information about householding.

Q:	How may I obtain an additional set of voting materials?

A:	If you wish to receive an additional set of proxy materials now or in the future, you may write us to request a separate copy of these materials from our principal executive offices at: Natus Medical Incorporated, Attn: Investor Relations, 6701 Koll Center Parkway Suite 120, Pleasanton, CA, 94566, or by calling us at (925) 223-6700.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	Natus is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees who will not receive any additional compensation for such solicitation activities. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

Q:	Where can I find the voting results of the annual meeting?

A:

We intend to announce the final voting results of all proposals at the Annual Meeting and will publish the final results in a current report on Form 8-K within four business days of the date the Annual Meeting ends, unless final results are unavailable in which case we will publish the preliminary results in such current report on Form 8-K. If final results are not filed with our current report on Form 8-K to be filed within four business days of the date the Annual Meeting ends, the final results will be published in an amendment to our current report on Form 8-K within four business days after the final voting results are known.

Q:	What is the deadline to propose actions for consideration or to nominate individuals to serve as directors?

A:	Although the deadline for submitting proposals or director nominations for consideration at the 2015 annual meeting has passed, you may submit proposals and director nominations for consideration at future stockholder meetings.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in the Natus proxy statement for the annual meeting next year, the written proposal must be received by the Corporate Secretary of Natus at our principal executive offices no later than December 23, 2015. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in the Natus proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to: Natus Medical Incorporated, Attn: Corporate Secretary, 6701 Koll Center Parkway Suite 120, Pleasanton, CA 94566.

For a stockholder proposal that is not intended to be included in the Natus proxy statement under Rule 14a-8, the stockholder must provide the information required by, and give timely notice to the Corporate Secretary of Natus in accordance with, Section 2.3(b) of the Company’s Bylaws. For the 2016 annual meeting of stockholders, any such notice must be received by the Company not later than the close of business on April 7, 2016, provided that if the date of the 2016 annual meeting is moved more than 30 days from the anniversary date of this year’s meeting (which is the date contemplated in setting the notice provisions for the 2016 annual meeting) then such notice must be received a reasonable time before we begin the solicitation of proxies for the 2016 annual meeting.

Recommendation and Nomination of Director Candidates: The Nominating and Governance Committee will consider recommendations for candidates to be considered for nominations to the Board from stockholders who are entitled to vote in the election of directors at the annual meeting. A stockholder that desires to recommend a candidate for election to the Board should see the section entitled “Corporate Governance Principles and Board Matters; Policy for Director Recommendations and Nominations” below in this proxy statement.

A stockholder that instead desires to nominate a person directly for election to the Board must meet all of the deadlines and information requirements set forth in Section 2.3(c) of the Company’s Bylaws and the rules and regulations of the Securities and Exchange Commission. For next year’s annual meeting of stockholders, any such nomination must be received by the Company not later than the close of business on December 23, 2015, provided that if the date of the 2016 annual meeting is moved more than 30 days from the anniversary date of this year’s meeting, then such notice must be received a reasonable time before we begin the solicitation of proxies for the 2016 annual meeting.

If you would like a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates, please contact the Corporate Secretary of Natus Medical Incorporated at our principal executive offices.

PROPOSALS

The proposals being presented for shareholder action are set forth on your proxy card and are discussed in detail below. Shares that you have the power to vote that are represented by proxy will be voted at the meeting in accordance with your instructions.

PROPOSAL No. 1

ELECTION OF DIRECTORS

The Board is divided into three classes. Each class is elected for a term of three years, so that the term of one class of directors expires at each meeting. There are two nominees for election to the Board this year: Doris E. Engibous and William M. Moore. Information regarding the business experience and age as of the record date of each nominee and other members of the Board is provided below. If elected, each director will serve a three-year term until our annual meeting in 2018 and until his or her respective successor is elected. There are no family relationships among our executive officers and directors.

If you sign your proxy or voting instruction card but do not give instructions with respect to the voting of directors, your shares will be voted for the two persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

Majority Vote Standard for Election of Directors

Our Bylaws require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections (number of shares voted “For” a director must exceed the number of votes “Against” that director). In a contested election (a situation in which the number of nominees for director exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting, in which a quorum is present, and entitled to vote on the election of directors. Under our Board Governance Guidelines, any director who fails to receive at least a majority of the votes cast in an uncontested election must tender his or her resignation to our Board. Our Nominating and Governance Committee would then evaluate the tendered resignation and make a recommendation to our Board within 90 days from the date the election results are certified whether to accept the resignation. Our Board will consider such recommendation promptly and publicly disclose its decision with respect to such resignation. The director who tenders his or her resignation will not participate in our Board’s decision. If a nominee who was not already serving as a director does not receive at least a majority of the votes cast for such director at the annual meeting that nominee will not become a director.

Board of Directors’ Recommendation

Our Board recommends a vote FOR the election to the Board of Mrs. Engibous and Mr. Moore.

Nominees for Election

Doris E. Engibous

Director since 2004

Age 60

Ms. Engibous has served as a consultant and advisor to medical technology companies and executives since 2010. From 2004 to 2010, she served as President and CEO of Hemosphere, Inc., an early commercialization stage, venture capital funded, medical technology company, prior to its acquisition by CryoLife, Inc. (NYSE: CRY). Prior to 2004, Ms. Engibous served from 2000 through 2003 as President of Nellcor, a business of Tyco Healthcare Group/Tyco International, Ltd. (now Covidien/Medtronic, NYSE: MDT). Since 2014, Ms. Engibous

has served on the board of directors of GI Supply, Inc., a family-owned medical technology company. Ms. Engibous served on the board of directors of the National Kidney Foundation serving Minnesota, the Dakotas and Iowa from 2006 to 2010. She holds a Bachelor of Science degree in Chemical Engineering from the University of Michigan. Ms. Engibous brings to the Board knowledge of organizational and operational management experience relevant to a healthcare industry public company.

William M. Moore

Director Since 1989

Age: 66

Mr. Moore currently is the Chief Executive Officer and President and Chairman of the board of directors of IRIDEX Corporation, a medical device company, and has served in that capacity, or as interim Chief Executive Officer and President, since August 2012. Mr. Moore has served as the Managing Partner of Alpine Partners LLC since May 2008 as well as from 2003 to 2004. From 2004 until May 2008 Mr. Moore was a special limited partner for medical technology at Blue Line Partners, a private equity firm. He also has served on the boards of directors of Criticare Systems, Inc. from 2006 until it was acquired by Opto Circuits (India) Limited in April 2008 and Urologix Inc. from 2008 until June 2010. Mr. Moore holds a Bachelor of Science degree in Business from the University of Utah. Mr. Moore brings to the Board more than 25 years of executive experience in the worldwide medical technology field, particularly in the areas of sales, marketing, and product development. Mr. Moore is one of our co-founders and resigned as CEO of the Company in 1992.

Continuing Directors

Robert A. Gunst

Chairman of the Board

Director Since 2004

Age: 67

Mr. Gunst joined the Board in June 2004 and was appointed Chairman of the Board in September 2004. Mr. Gunst has been a private investor since 1999. Mr. Gunst served as president and chief executive officer of The Good Guys, Inc., an electronics retailer, from 1990 to 1999, and as a member of its board of directors from 1986 to 1999. Prior to joining The Good Guys, Mr. Gunst held senior management and director positions at Shaklee Corporation, La Petite Boulangerie, Inc. and PepsiCo Foods International, both subsidiaries of PepsiCo, Inc., Victoria Station Incorporated, and The First National Bank of Chicago. He holds a Bachelor of Arts degree in Economics from Dartmouth College and a Masters Degree in Business Administration from the University of Chicago’s Graduate School of Business. Mr. Gunst brings to the Board knowledge and experience gained from decades of managing and directing public and private companies across several industries.

James B. Hawkins

Chief Executive Officer

Director Since 2004

Age 59

James B. Hawkins has served as Chief Executive Officer, and as a member of the Board, since joining Natus in April 2004, and formerly as President from April 2004 through January 2011. In addition, he currently serves as a director at IRIDEX Corporation. Prior to joining Natus, Mr. Hawkins was President, Chief Executive Officer and a director of Invivo Corporation, a developer and manufacturer of multi-parameter vital sign monitoring equipment, and its predecessor, from August 1985 through January 2004. Mr. Hawkins also served as Secretary of Invivo from July 1986 until January 2004. He earned his undergraduate degree in Business Commerce from Santa Clara University and holds a Masters of Business Administration degree from San Francisco State University. Mr. Hawkins’ brings to the Board highly relevant leadership experience in the medical technology industry as well as a unique perspective on our operations due to his position as our Chief Executive Officer.

Kenneth E. Ludlum

Director since 2002

Age 61

Ken Ludlum has served as Chief Financial Officer of CareDx, Inc., a medical diagnostic company, since March 2014. From April 2011 to October 2013, Mr. Ludlum served as Vice President and Chief Financial Officer, and Head of Operations for Endogastric Solutions, Inc., a medical device company. From December 2009 to March 2011, Mr. Ludlum served as a board member, acted as an advisor to, and invested into a number of private medical and biotechnology companies. From April 2008 to November 2009, he served as Senior Vice President Finance & Administration, CFO for Paracor Medical Inc. Prior to that, Mr. Ludlum also served as CFO for two other publicly-held companies, Perclose, Inc. from 1995 to 2000, and Alteon, Inc. from 1992 to 1994. He has also served on the board of directors and as Chair of the Audit Committee of several public and private medical or biotechnology companies. Mr. Ludlum holds a B.S. in Business Administration from Lehigh University and a M.B.A. from Columbia University Graduate School of Business. Mr. Ludlum brings to the Board over 30 years of business and financial experience working with healthcare and biotechnology companies. His service as chief financial officer at several public companies has provided him with extensive financial and accounting experience, and knowledge of accounting principles, financial reporting rules, and regulations. With his background in investment banking, he also brings a unique perspective to the Board.

PROPOSAL No. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP, an independent registered public accounting firm, to audit Natus’ consolidated financial statements for the year ending December 31, 2015.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by applicable law, our certificate of incorporation, our Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Natus and its stockholders.

Deloitte & Touche LLP served as Natus’ independent auditor for the year ended December 31, 2013. On March 24, 2014, the Audit Committee dismissed Deloitte & Touche LLP as our independent registered public accounting firm.

The reports of Deloitte & Touche LLP on our consolidated financial statements for each of the years ended December 31, 2012 and 2013 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the years ended December 31, 2012 and 2013, and the subsequent interim period through March 24, 2014, there were no disagreements between Natus and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused them to make reference to the subject matter of the disagreement in connection with their reports on the financial statements of the Company for such years.

None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred during the years ended December 31, 2012 and 2013 or during the subsequent interim period through March 24, 2014.

We requested that Deloitte & Touche LLP furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated March 28, 2014, was filed as Exhibit 16.1 to our Form 8-K filed with the Securities and Exchange Commission on March 28, 2014.

On March 24, 2015, the Audit Committee of the Board of Natus appointed KPMG LLP as our new independent registered public accounting firm.

During the years ended December 31, 2012 and 2013, and the subsequent interim period through March 24, 2014, we did not consult with KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) of Regulation S-K.

Representatives of KPMG LLP are expected to attend the annual meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

Fees Paid to KPMG LLP and Deloitte & Touche LLP for 2014 and 2013, respectively

	2014	2013
Audit Fees (1)	$1,350,750	$1,809,141
Audit-Related Fees (2)	52,800	133,633
Tax Fees (3)	15,000	279,190
All Other (4)	1,650	15,000

Total	$1,420,000	$2,336,994

(1)	Audit fees associated with the annual audit of our consolidated financial statements.
(2)	Audit-related fees are fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes primarily fees for assistance in financial due diligence and attestation services related to mergers and acquisitions.
(3)	Tax fees are fees associated primarily with tax advice and planning services.
(4)	Includes fees for online research tools and fees related to response to regulatory inquiries.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent auditors in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis.

Board of Directors’ Recommendation

Our Board recommends a vote FOR ratification of this appointment.

If the appointment is not ratified, the Audit Committee will consider whether it should select other independent auditors.

PROPOSAL No. 3

ADVISORY APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

We are requesting your advisory approval of the compensation of our named executive officers as disclosed in “Compensation Discussion and Analysis,” the compensation tables, and the related narrative discussion in the Proxy Statement. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote.

Our Compensation Committee believes that the most effective executive compensation program is one that is designed to reward achievement and that aligns executives’ interests with those of stockholders by rewarding performance, with the ultimate objective of improving stockholder value. The Committee also seeks to ensure that we maintain our ability to attract and retain superior employees in key positions and that the compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of a selected group of our peer companies and the broader marketplace from which we recruit and compete for talent.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, FOR the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 18 to 30 of this Proxy Statement, is hereby approved by shareholders.

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

Board of Directors’ Recommendation

Our Board recommends a vote FOR the Advisory Approval of the Company’s Named Executive Officer Compensation.

PROPOSAL NO. 4

APPROVAL OF OUR CASH INCENTIVE PLAN

We are requesting stockholders to approve our Cash Incentive Plan (the “CIP”) to preserve our ability to deduct performance-based compensation awards under the CIP pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). The Board adopted the CIP on March 27, 2015, subject to stockholder approval at the annual meeting. If approved, the CIP will be effective commencing with fiscal 2015.

The CIP is a plan structured so as to qualify compensation paid under it to certain executive officers as “performance-based compensation” under federal tax rules applicable to public companies. Section 162(m) generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid during a single year to the company’s chief executive officer and three other most highly compensated officers (excluding the chief financial officer), called the “covered employees.”

Certain performance-based compensation is exempt from this deduction limit if it meets the requirements of Section 162(m), including a requirement that payment of the compensation be contingent upon achievement of performance goals that are established and administered in a manner specified under Section 162(m). To qualify as performance-based compensation, the Company’s stockholders must approve the material terms of such performance-based compensation, which include: (i) the employees eligible to receive such compensation under the plan or arrangement, (ii) the possible performance goals that may be used, and (iii) the maximum amount of compensation that may be paid under the CIP to an employee during a specified period of time. Finally, Section 162(m) imposes certain independence requirements on the members of the director committee administering the performance-based compensation program.

The CIP provides for a cash incentive award program with a performance period that may not exceed 36 months, provided the Compensation Committee, in its sole discretion, may determine a shorter performance period for a specific award. Operating this program under the CIP will allow us to deduct amounts paid under it to our covered employees.

To operate the CIP as a plan under which deductible performance-based compensation may be granted to our covered employees, we seek your approval of the material terms of the CIP. Section 162(m) generally requires that stockholders re-approve such terms at least every five years.

The Board believes the adoption of the CIP to be in the best interest of stockholders and recommends its approval. If the CIP is not approved by stockholders at this meeting, we will not pay bonuses pursuant to awards granted under the CIP during fiscal 2015 to covered employees and, in future years, the Compensation Committee will not grant awards under the CIP to the covered employees until such stockholder approval is obtained.

The summary of the CIP provided in this proposal is a summary of the principal features of the CIP. This summary, however, does not purport to be a complete description of all of the provisions of the CIP. It is qualified in its entirety by reference to the full text of the CIP. A copy of the CIP has been filed with the SEC with this proxy statement, and any stockholder who wishes to obtain a copy of the CIP may do so by written request to the Corporate Secretary at our headquarters in Pleasanton, California.

Purpose of the CIP

The CIP is an important component of our overall strategy to pay employees for performance. To that end, the purposes of the CIP are to (i) motivate our executive officers and key employees by making a portion of their cash compensation dependent on the achievement of certain performance goals related to our performance and (ii) provide a means by which to attract and retain top performing executives and key employees. Additional discussion about the CIP is included in the Compensation Discussion and Analysis section (beginning on page 18).

Participants

Individuals eligible for CIP awards are employees who hold an executive officer position and such other key employees as our Compensation Committee may designate from time to time. The Compensation Committee will select executives and key employees to participate in the CIP in their sole discretion. For fiscal year 2015, the Compensation Committee determined that our Chief Executive Officer, Chief Financial Officer, Vice President Engineering, Vice President Medical Affairs and the Vice Presidents that serve as General Managers of our two strategic business units would participate in the CIP. The actual number of employees who will ultimately be eligible to receive awards under the CIP cannot be determined in advance because eligibility for participation is at the discretion of the Compensation Committee. Although participation is in the discretion of the Compensation Committee, each executive officer has an interest in this Proposal No. 4. Information about fiscal year 2015 awards is presented below under “New Plan Benefits.”

Administration

The Compensation Committee administers the CIP. The Compensation Committee has the authority to interpret the terms of the CIP, determine the participants in the CIP as well as the amounts, terms and conditions of awards, including the performance period (not to exceed 36 months), the particular performance goal(s) and the extent to which those goal(s) are achieved.

To the extent permitted by applicable listing exchange rules and governing law, the Compensation Committee may delegate its authority to administer awards to a separate committee or to one or more individuals who are not members of the Compensation Committee, but only with respect to awards granted to participants whom it believes will not be considered “covered employees” under Section 162(m).

Maximum Bonus and Performance Goals

Bonus payments under the CIP may be made in cash only.

The payment to each participant is contingent on the satisfaction of applicable performance goal(s) set by the Compensation Committee for the performance period determined by the Compensation Committee. A performance goal is an objective formula or standard determined by the Compensation Committee utilizing one or more of the following factors measured on an absolute basis or relative to a pre-established target to previous years’ results or to a designated comparison group, whether or not in accordance with United States generally accepted accounting principles, in each case as specified by the Compensation Committee, and any objectively verifiable adjustment(s) thereto permitted by the Compensation Committee in accordance with Section 162(m): (i) operating income or margin; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) free or operating cash flow; (v) market share; (vi) sales; (vii) revenue; (viii) profits before interest and taxes; (ix) expenses; (x) cost of goods sold; (xi) profit/loss or profit margin; (xii) working capital; (xiii) return on capital, equity, investment or assets; (xiv) earnings per share; (xv) economic value added; (xvi) stock price (including, without limitation, total stockholder return); (xvii) price/earnings ratio; (xviii) debt or debt-to-equity ratio; (xix) accounts receivable; (xx) write-offs or productivity; (xxi) cash, cash-equivalents or marketable securities; (xxii) assets; (xxiii) liquidity; (xxiv) operations; (xxv) intellectual property (e.g., patents); (xxvi) product development or releases; (xxvii) regulatory activity; (xxviii) manufacturing, production or inventory; (xxix) mergers and acquisitions or divestitures; (xxx) financings; (xxxi) strategic objectives, achievements, milestones or positioning; (xxxii) economic value added; (xxxiii) employee productivity, retention or satisfaction; or (xxxiv) customer satisfaction or retention.

The Compensation Committee may exclude the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or non-recurring item, as determined by the Compensation Committee, provided that no such adjustments shall be made as to covered employees if such adjustments are inconsistent with Section 162(m). The bonus payable to a participant who is not a covered employee may also be based on other factors (including subjective factors).

The performance period(s), individual bonus target(s) and performance goal(s) will generally be adopted by the Compensation Committee in writing prior to the start of the performance period, provided, however, that a performance goal may be, and, in fiscal 2015, has been, established after the start of the applicable performance period, but as to covered employees, must be adopted no later than the latest time permitted by the Internal Revenue Code in order for bonus payments pursuant to the CIP to be deductible under Section 162(m).

The CIP provides that the maximum aggregate amount of any bonus under the CIP that can be paid to any participant during any thirty-six consecutive month period is $15.0 million.

Payment of Awards

In order to earn and receive payment of an award under the CIP, a participant must be an active employee on the date of payment, unless otherwise determined by the Compensation Committee.

Recoupment

The CIP provides that if our financial statements are the subject of a restatement due to error or misconduct, to the extent required by governing law or the rules of any applicable listing exchange, we will seek reimbursement of excess incentive cash compensation paid under the CIP in respect of each affected performance period. For purposes of the CIP, excess incentive cash compensation means the positive difference, if any, between (i) the award paid to a participant and (ii) the award that would have been paid to the participant had the achievement of the applicable performance goal been calculated based on the financial statements as restated.

Term and Amendment of CIP

The CIP has become available for performance periods beginning in fiscal 2015. The Board may amend or terminate the CIP at any time and for any reason, provided such termination will not affect the payment of any awards earned and accrued under the CIP prior to the termination date. In order to maintain the plan’s qualification under Section 162(m), certain material amendments of the CIP will require stockholder approval.

Further discussion of the CIP is contained in “Compensation Discussion and Analysis” below.

New Plan Benefits

All awards to executive officers are based on actual performance during fiscal 2015 and are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will actually be received or allocated under the CIP are not determinable at this time.

Target amounts for our named executive officers under the CIP for the performance periods beginning on the start of our fiscal year 2015 are as follows:

Name:	($)
James B. Hawkins, Chief Executive Officer	700,000
Jonathan A. Kennedy, Senior Vice President Finance and Chief Financial Officer	265,500
Austin A. Noll, III, Vice President, General Manager, Neurology	160,000
Kenneth M. Traverso, Vice President, General Manager, Newborn Care	155,000
D. Christopher Chung, M.D., Vice President Medical Affairs, Quality and Regulatory Affairs	110,800
All current executive officers as a group (5 persons)	1,494,300

Federal Income Tax Consequences

If stockholder approval of this proposal is obtained, Section 162(m) will not prohibit us from deducting the amount of income recognized by a covered employee for performance bonuses paid to him or her under the CIP. Other limitations on deductibility may still apply, such as limitations on deductions of “parachute payments,” as defined under Section 280G of the Internal Revenue Code of 1986, as amended.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 4.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board believes that good corporate governance practices are essential to fostering good shareholder relations and creating shareholder value. The Board’s corporate governance guidelines (which includes director independence criteria), the charters of each of the Board’s committees, our code of corporate conduct, and the Company’s Code of Ethics are available on the Investor Relations pages of our website at www.natus.com. Shareholders may request copies of these documents free of charge by writing to Natus Medical Incorporated, Attn: Investor Relations, 6701 Koll Center Parkway Suite 120, Pleasanton, CA, 94566.

Natus is committed to having sound corporate governance principles. Having such principles is essential to running our business effectively and to maintaining our integrity in the marketplace. We continually review our governance practices to ensure their relevance and appropriateness for Natus and all of our shareholders.

Board Independence

The Board has determined that, except for James B. Hawkins, our Chief Executive Officer, each of our current directors has no material relationship with Natus (either directly or as a partner, shareholder or officer of another organization that has a material relationship with Natus) and is independent within the meaning of the Nasdaq Stock Market (“Nasdaq”) director independence standards. Furthermore, the Board has determined that each of the members of each of the committees of the Board has no material relationship with Natus (either directly or as a partner, stockholder or officer of an organization that has a material relationship with Natus) and is “independent” within the meaning of the Nasdaq director independence standards, including in the case of the members of the Audit Committee, the heightened “independence” standard required for such committee members set forth in the applicable SEC rules.

Board Structure and Committee Composition

As of December 31, 2014, our Board had five directors divided into three classes with each class being equal in number and with a three-year term for each class. As of December 31, 2014, the classes were comprised as follows:

Nominees for director whose terms will expire in 2015	Present directors whose terms will expire in 2016	Present directors whose terms expire in 2017
Doris E. Engibous	Robert A. Gunst	Kenneth E. Ludlum
William M. Moore	James B. Hawkins

We do not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as we believe it is in our best interests to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that having an independent director serve as Chair is in the best interest of our stockholders at this time. This structure ensures a greater role for the independent members of the Board in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits our Chief Executive Officer to focus on the management of our day-to-day operations. The roles of Chief Executive Officer and Chairman of the Board have been separated since September 2004 when Mr. Gunst was appointed Chairman.

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. The membership during the last year and the function of each of the committees are described below. Each of these committees operates under a written charter adopted by the Board. All of those committee charters are available on our Internet website at www.natus.com. The charters can be found in the “Governance” section of our “Investor” webpage. During 2014, each director attended at least 75% of all Board and applicable committee meetings.

Name of Director	Board	Audit	Compensation	Nominating and Governance
Non-Employee Directors
Robert A. Gunst	X	X	X	X
Doris E. Engibous	X		X	X
Kenneth E. Ludlum*	X	X		X
William M. Moore	X	X	X

Employee Director
James B. Hawkins	X
Number of Meetings in 2014	4	8	5	3

X =	Committee Member
*	The Board has determined that Mr. Ludlum is an “audit committee financial expert” within the meaning of the rules promulgated by the Securities and Exchange Commission.

We encourage our directors to attend our annual meeting of stockholders and we typically hold a regularly scheduled meeting of our Board on the same day as the annual stockholders meeting. All of our directors attended the 2014 annual meeting of stockholders.

Audit Committee

Our Audit Committee oversees and monitors our financial reporting and disclosure processes, our financial statement audits, the integrity of our financial statements, the qualifications, independence and performance of our independent registered public accounting firm, and our internal accounting and financial controls. The Committee also pre-approves audit and non-audit services, reviews, approves and monitors our Code of Business Conduct and Ethics with respect to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers, and establishes procedures for receiving and handling complaints regarding accounting, internal accounting controls, or auditing matters. The report of the Audit Committee for 2014 is included in this proxy statement.

Compensation Committee

Our Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs and for reviewing our general policies relating to compensation and benefits.

Under Delaware law the Compensation Committee has the ability to delegate powers to a subcommittee of its members. The Board may also delegate the right to grant certain equity awards to one or more officers of the Company, provided that such officer may not make awards to himself, and our Board has authorized our Chief Executive Officer to make aggregate grants not to exceed a specified threshold to employees who are not officers of Natus. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of our executive officers, and participates in the discussions of executive compensation other than the Compensation Committee’s decision-making processes with respect to the Chief Executive Officer’s compensation. Additional information about the Compensation Committee’s use of consultants and its processes is provided below under “Compensation Discussion and Analysis.”

Nominating and Governance Committee

Our Nominating and Governance Committee is responsible for ensuring the Board is properly constituted to meet its fiduciary obligations to shareholders and that we have appropriate governance standards. The Committee assists the Board by identifying prospective director nominees and develops and recommends corporate governance principles and policies. The Nominating and Governance Committee also supervises the Board’s annual review of director independence and the Board’s performance self-evaluation.

Board of Directors’ Role in Risk Oversight

Management continually monitors the material risks we face, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. In fulfilling this oversight role, the Board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. The Board performs these functions in a number of ways, including the following:

•	At its regularly scheduled meetings, the Board receives management updates on our business operations, financial results and strategy, and discusses risks related to the business;

•

Our Audit Committee assists the Board in its oversight of risk management by discussing with management our guidelines and policies regarding financial and enterprise risk management, including major risk exposures, and the steps management has taken to monitor and control such exposures; and

•

Through management updates and committee reports, the Board monitors our risk management activities, including the enterprise risk management process, risks relating to our compensation programs, and financial and operational risks.

Policy for Director Recommendations and Nominations

The Nominating and Governance Committee will consider Board candidates recommended by Board members, management, and security holders. Stockholders may submit their recommendations by confidential email to BoardofDirectors@natus.com; or mail to the Chair of our Nominating and Governance Committee, or to our Chairman of the Board, care of: Corporate Secretary, Natus Medical Incorporated, 6701 Koll Center Parkway Suite 120, Pleasanton, CA, 94566.

A stockholder seeking to recommend a nominee to the Nominating and Governance Committee should provide the information required by our Bylaws for stockholders directly nominating a person for election as a director at a stockholders’ meeting.

Our Bylaws also contain procedures by which stockholders may submit nominations for election at the Annual Meeting of Stockholders. Stockholders may receive a copy of our Bylaws by making a written request to the Secretary of the Company. We did not receive any recommendations for nominees from stockholders for consideration in this Proxy Statement.

Listed below are the minimum qualifications that the Nominating and Governance Committee believes must be met by all Board nominees:

•

Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom, and mature judgment. We endeavor to have a Board representing diverse experience at policy-making levels in business, health care, and technology, and in areas that are relevant to our global activities;

•

Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Directors should not serve on more than four other boards of public companies in addition to the Natus Board; and

•

Director nominees must have demonstrated a history of good business judgment, and possess financial and governance literacy. They must have the experience and the value-adding temperament to be good outside directors of a public company.

The following are specific qualities or skills that the Nominating and Governance Committee believes are necessary for one or more of the Company’s directors to possess:

•	Experience as an independent director of a publicly-traded company;

•	Proven ability to understand the dynamic between management and Board members, and to effectively manage that dynamic for the benefit of the Company;

•	Experience with Wall Street, transactions, and managing operations; and

•	Some understanding of the medical device market.

Members of the Nominating and Governance Committee will use their professional contacts to identify nominees. If necessary, outside recruiters will also be used. The Chair of the Nominating and Governance Committee will collect and organize the data on potential nominees, and with the help of the Secretary of the Company will undertake initial due diligence evaluation into nominee qualifications and background. Members of the Nominating and Governance Committee, as well as the Chairman of the Board and all Board members, will interview those candidates that are nominated by the Committee. The full Board votes to approve nominees after considering the recommendation of the Nominating and Governance Committee.

While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee our business.

Certain Relationships and Policies on Related Party Transactions

The Company has adopted and maintains a Code of Business Conduct and Ethics (the “Code”) that applies to all members of the Company’s Board, all executive officers of the Company, and to all other persons who are employees of the Company. This Code covers matters that the Company believes are supportive of high standards of legal and ethical business conduct, including those relating to fair dealing with those with whom the Company does business, the avoidance of conflicts of interest, confidentiality, the protection of corporate assets, special obligations applicable to those involved in our financial reporting, the Company’s obligation to make full, fair, accurate and timely disclosure in its filings with the Securities and Exchange Commission and in other public communications, compliance with laws, insider trading, and the reporting of violations of the Code. The Code can be found at the Company’s website, www.natus.com, under “Investors/Governance/Governance Policies.”

The Code does not distinguish between potential conflict of interest transactions with executive officers or directors and those with other employees. It notes that all covered persons must avoid situations where their interests conflict, or would appear to conflict, with those of the Company. The Code notes that it is not possible to list all types of conflict situations, but provides examples of several types of scenarios that would involve a conflict of interest, including:

•	Use of Company property

•	Dealings with customers and suppliers

•	Interests in or relationships with other companies

•	Dealings with relatives

•	Reporting obligations

•	Loans

The Code requires that covered persons report to the Company’s Chief Executive Officer any ownership interest or other relationship that might affect their ability to exercise impartial, ethical judgments. The Code does not expressly set forth the standards that would be applied in reviewing or approving transactions in which directors or executive officers of the Company have a material interest. In general, any such transactions that are so identified would be submitted for approval to the Audit Committee of the Board, which is authorized by the Charter of the Audit Committee to review related party transactions. The Company expects that in reviewing, and potentially approving, any such transactions, that the Audit Committee would be provided with all material facts relative to the proposed transaction, the nature and extent of the director’s or executive officer’s interest in the transaction, and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. The Company further expects that any such transaction would be approved only if the Audit Committee determined that it was in the interest of the Company to proceed with it. The Company expects that pre-approval would be sought for any such transaction whenever practicable, and if pre-approval is not obtained, any such transaction would be submitted for ratification as soon as practicable.

Policy on Hedging Transactions

Our insider trading policy generally prohibits insiders, as defined in the policy, from pledging shares of our common stock, engaging in short sales of our common stock, or any hedging of their ownership of our common stock.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Mr. Moore, Ms. Engibous and Mr. Gunst. Mr. Moore served as our Chief Executive Officer 23 years ago, from April 1989 to May 1992.

Communicating with our Board of Directors

Any stockholder of Natus or any other party interested in communicating with the Board may contact any of our directors by writing to them c/o Natus Medical Incorporated, 6701 Koll Center Parkway, Suite 120, Pleasanton, CA, 94566. Stockholders may also communicate with the Board on a confidential basis by sending an email to BoardofDirectors@natus.com. The Nominating and Governance Committee has approved a process for handling stockholder communications received by the Company. Under that process, the Corporate Secretary may review all stockholder communications and has the authority to disregard any communications that are inappropriate or irrelevant to Natus and its operations, or to take other appropriate actions with respect to such communications.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of December 31, 2014, concerning:

•	Beneficial owners of more than 5% of Natus common stock;

•	Beneficial ownership by current Natus directors and nominees, and the named executive officers set forth in the “Summary Compensation Table”; and

•	Beneficial ownership by all current Natus directors and executive officers as a group.

The information provided in the table is based on Natus’ records, information filed with the Securities and Exchange Commission and information provided to Natus, except where otherwise noted.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of the record date through the exercise of any stock option or other right. The address for those individuals for which an address is not otherwise provided is c/o Natus Medical Incorporated, 6701 Koll Center Parkway Suite 120, Pleasanton, CA 94566. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 32,913,510 shares of common stock outstanding on April 10, 2015, plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after December 31, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name and Address of Beneficial Owner	Shares Beneficially Owned	Right to acquire beneficial ownership under options exercisable within 60 days	Total Beneficially Owned	Percent of Class
Principal Stockholders
Eagle Asset Management, Inc. 880 Carillon Parkway St. Petersburg, Florida, 33716 (1)	3,512, 626	—	3,512,626	10.79%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055 (2)	3,071,549	—	3,071,549	9.4%

Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355 (3)	1,704,900	—	1,704,900	5.23%

Directors, Nominees and Named Executive Officers
Mr. Noll (4)	48,309	28,583	76,892	*
Dr. Chung (5)	121,585	89,125	210,710	*
Ms. Engibous (6)	10,000	37,000	47,000	*
Mr. Gunst (6)	50,750	22,000	72,750	*
Mr. Hawkins (7)	435,498	395,000	830,498	2.6%
Mr. Ludlum (6)	83,700	19,000	103,200	*
Mr. Moore (6)	149,502	27,000	176,502	*
Mr. Kennedy (8)	80,000	16,251	96,251	*
Mr. Traverso (5), (9)	113,355	156,708	270,063	*

Officers and Directors as a group (10)	1,092,699	791,167	1,883,866	5.7%

*	Represents holdings of less than one percent.
(1)	Based on information reported on Schedule 13-G filed with the Securities and Exchange Commission on February 3, 2015 by Eagle Asset Management, Inc. (“Eagle”). Eagle has sole voting and dispositive power with respect to all of the shares.
(2)	Based on information reported on Schedule 13-G/A filed with the Securities and Exchange Commission on January 15, 2015 by BlackRock, Inc. (“BlackRock”). BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Securities Exchange Act of 1934. BlackRock has sole voting power with respect to 2,998,001 of the shares and sole dispositive power with respect to all of the shares. The Schedule 13-G/A states that the following subsidiaries of Blackrock acquired the securities reported on the schedule: BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock International Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC; and BlackRock Japan Co Ltd. The Schedule 13-G/A indicates that BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of our common stock.
(3)

Based on information reported on Schedule 13-G/A filed with the Securities and Exchange Commission on February 10, 2015 by The Vanguard Group. Inc. (“Vanguard”). Vanguard is an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934. Vanguard reported that it has sole power to vote or direct the vote of 43,630 shares that it beneficially owns, has sole power to dispose or to direct the disposition of 1,663,470 shares and has shared power to dispose or to direct the disposition of 41,430 shares. Vanguard further reported that (a) Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 41,430 shares, or 0.12%, of our common stock as a result of its serving as investment manager of collective trust accounts and (b) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,200 shares, or 0.00%, of our common stock as a result of its serving as investment manager of Australian investment offerings.

(4)	Includes 40,500 shares subject to a right of repurchase by the Company that expires as to 15,250 shares in 2015, 15,750 shares in 2016, 7,000 shares in 2017, and 2,500 shares in 2018.
(5)	Includes 28,750 shares subject to a right of repurchase by the Company that expires as to 12,500 shares in 2015, 10,750 shares in 2016, 3,750 shares in 2017, and 1,750 shares in 2018.
(6)	Includes 4,000 shares subject to a right of repurchase by the Company that expires in 2015.
(7)	Includes 182,500 shares subject to a right of repurchase by the Company that expires with respect to 70,000 shares in 2015, 66,250 shares in 2016, 32,500 shares in 2017, and 13,750 shares in 2018.
(8)	Includes 80,000 shares subject to a right of repurchase by the Company that expires as to 30,000 shares in 2015, 25,000 shares in 2016, 20,000 shares in 2017, and 5,000 shares in 2018.
(9)	Includes 38,750 shares subject to a right of repurchase by the Company that expires as to 16,000 shares in 2015, 14,000 shares in 2016, 6,250 shares in 2017, and 2,500 shares in 2018. Includes 8,572 shares held by the Traverso Family Trust, 10,500 shares held in an IRA for the benefit of Mr. Traverso, and 4,100 shares held in an IRA for the benefit of Mr. Traverso’s spouse.
(10)	Includes all shares referenced in notes 3 through 8 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal 2014, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, except as described at the end of this paragraph. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us, and the written representations of our directors, executive officers and 10% stockholders. One of our directors, Mr. Moore, filed a Form 4 three days late in connection with his sale of stock in December, 2014.

COMPENSATION DISCUSSION AND ANALYSIS

General

Our executive compensation program is designed to:

•	attract and retain individuals with the skills and performance needed to achieve our business objectives

•	reward and incentivize individuals fairly over time

•	align the short and long-term compensation of those individuals with the Company’s performance

Executive Summary

As we entered 2014, Natus was confronted with many of the same economic challenges that impacted operating results in 2013 and 2012. A slow economic recovery from recessionary conditions that impacted hospital spending throughout the preceding several years remained in the U.S. In addition, the European Union struggled economically, and this situation negatively impacted healthcare spending decisions by ministries of health within the union during 2014, as it had in the past several years.

Recognizing these macro-economic challenges, in the first quarter of 2013, and following the restructuring implemented in 2012, Natus further aligned its cost structure with the prevailing market conditions. Also during 2013, we fully completed the integration of our Nicolet acquisition from 2012 into our Neurology SBU. As we exited 2013, we believed that these steps had positioned us to achieve profitable organic growth in 2014 and future periods beyond 2014. We achieved organic revenue growth of 3.4% in 2014, and record revenue combined with prudent cost management led to increased margins and profitability in our business and allowed us to achieve record non-GAAP earnings per share for the fiscal year 2014.

In 2013 we had significant changes in our executive leadership. Our President and Chief Operating Officer departed in June 2013, and his responsibilities were largely assumed by our CEO. We also attracted a new Senior Vice President and Chief Financial Officer. In late 2013 our Compensation Committee increased the base salaries of our CEO and most of our other executive officers for 2014 and adopted a cash bonus plan that was similar to the form of cash incentive plan adopted in prior years. The 2014 plan, and the payouts earned under the 2014 plan are further discussed below.

At our annual meeting in 2014, approximately 93% of the stockholders who voted on our 2014 Say on Pay proposal voted in favor of the proposal. This percentage of approval was slightly above the results of the prior year. Considering this outcome, the Compensation Committee has determined that it would continue to apply the same philosophy and guiding principles to the 2015 compensation for the Company’s named executive officers, and, as a result, did not change the structure of our executive compensation in 2015. Further, at our annual meeting in 2011, approximately 77% of the stockholders who voted on the frequency of our Say on Pay vote voted in favor of an annual Say on Pay vote. In light of this outcome, our Board determined to hold a non-binding Say on Pay vote each year until the next required vote on the frequency of such Say on Pay vote to approve executive compensation. Accordingly, it is expected that our stockholders will be given an opportunity to cast an advisory vote to approve executive compensation annually with the next required vote on the frequency of such advisory votes occurring at our annual meeting to be held in 2017.

Our Business and Our Compensation Philosophy

We believe that opportunities exist for us to increase stockholder value by increasing the revenue base of the Company, and by doing so the income earning capacity of our company. We seek growth through organic growth involving, primarily, the introduction of existing products into new markets and the internal development of new products, as well as via acquisitions of complementary products and businesses. Our business plans challenge our executives to seek growth through both of these means, and we expect over time to achieve a higher level of overall growth than could be achieved through either method alone. Further, we expect our business, including the businesses that we acquire, to be operated efficiently so that earnings can grow as we increase revenue.

Pursuit of this business model is demanding on our executives. They must implement efforts to enhance sales opportunities of existing products, oversee effective and efficient new product development and enhancements, successfully identify and complete the acquisition of complementary products and businesses and integrate these operations with our existing businesses, as well as conduct our business in an efficient manner.

In consideration of these factors, the primary objectives of our executive compensation are:

Retain Qualified Executive Talent.    During the period from 2003 to 2015 we have substantially increased the size of our company. In this time period we have completed 22 acquisitions of companies with principal offices in six different countries. We believe that maintaining continuity within our executive team has contributed significantly to our ability to achieve this growth. Our business is competitive and our headquarters is in an area where there is significant competition for executive talent. In light of these factors, a key objective of our compensation is to allow us to retain qualified executives.

Attract Qualified Executives.    We understand that we may find it in our interests to, or may be required to, add new individuals to our executive team from to time, as was the case with our adding an executive to lead our neurology strategic business unit in 2012, and hiring a new Chief Financial Officer in 2013. For us to be appropriately positioned to attract new talent as needed, we must be prepared to, and be perceived as an employer that is willing to, offer competitive compensation.

Link Compensation to Achievement of Our Business Objectives.    We believe that a significant portion of the current period cash compensation that our executives are eligible to receive should be tied to attainment of goals that our Compensation Committee has determined are most capable of increasing stockholder value for the Company. Beginning with 2012, our annual bonus plan has been tied to earnings and revenue goals and key business objectives.

Provide Direct Incentives for the Enhancement of Stockholder Value Over the Long Term.    The effectiveness of our management in operating our business has a strong influence on the value of our common stock over time. We believe that our executives should be positioned to share, with our stockholders, in the gains and losses from changes in the value of our common stock over time and that this form of compensation will further motivate our executives to seek to increase long-term stockholder value.

Elements of Compensation

Our executive officers’ compensation currently has two primary elements of compensation: (i) cash compensation in the form of salary and annual incentive awards, and (ii) equity awards in the form of stock option grants and restricted stock awards. In addition, we provide our executive officers with benefits that are available generally to all salaried employees.

We believe that we would impair our ability to retain our executives or, as required, attract new executives if we did not offer a competitive salary. As such, our goal is to provide salaries that are sufficient to make us reasonably confident of our ability to retain our executive team without overpaying. We further believe that a substantial portion of the cash compensation that our executives are eligible to receive should be directly tied to corporate performance. We believe that our annual business plans represent reasonably challenging targets. Our long-term equity-based incentive awards are designed to provide a competitive compensation package and to motivate our executives to increase stockholder value.

In establishing compensation, we take into account the compensation that is payable by companies that we believe to be our competitors and by other companies with which we believe we generally compete for executives. To this end, our Compensation Committee works with management and an outside compensation consultant, Towers Watson, to define the criteria used to identify appropriate market comparisons for establishing compensation levels and the mix of salary, incentive compensation, and equity compensation. When determining our peer companies, we focus on identifying companies with whom we compete directly for customers and employees, as well as other medical device companies in the United States. In addition, we select companies that are similar to our size, limiting the peer group to companies whose trailing twelve-month revenue is generally within a range of approximately 0.5x to 2.0x of our projected annual revenue.

Each year the Compensation Committee considers whether it is necessary to have a formal report produced by a compensation consultant for all of the peer group companies. In the years a formal report is not produced, the Compensation Committee directs the consultant to review, for the peer companies in the prior report, the compensation changes reported by these peers in the following year to help the Committee arrive at compensation levels relative to the peer group that are consistent with our goals. Our Compensation Committee requested and received formal reports from our consultant, Towers Watson, to assist it in its deliberations for 2014 cash compensation. The peer companies used in that report were: Abaxis; ABIOMED, Inc.; Accuray; Analogic; AngioDynamics; AthroCare Corp.; Cyberonics; ICU Medical; Masimo Corporation; Merit Medical Systems, Inc.; NuVasive, Inc.; Nxstage Medical, Inc.; Omnicell; and Volcano. The peer group was revised from the previous year group developed with the assistance of Towers Watson in establishing compensation because certain of those companies were acquired while others were added to the peer group that met the criteria described above. For the purpose of establishing competitive compensation ranges for elements of compensation, Towers Watson considered the most recently reported compensation information for the peer group companies as well as the applicable compensation survey information based on our size and industry. In addition to the reports from Towers Watson, in determining the compensation of each of our executive officers other than that the Chief Executive Officer, our Compensation Committee considers the recommendations of the Chief Executive Officer.

Towers Watson has worked directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of our Compensation Committee chair and in the capacity of our Compensation Committee’s agent. To date, Towers Watson has not undertaken any projects for management or for the Company other than advising the Compensation Committee with respect to compensation matters. The Compensation Committee has concluded that none of Towers Watson’s work to date has raised any conflicts of interest that will prevent Towers Watson from being independent consultants to the Compensation Committee.

We view the cash and equity elements of compensation as distinct. We think that each of these main components must be perceived by our executives as largely competitive with the corresponding compensation element paid by our peer companies. While we view cash and equity elements of compensation as distinct, we do link these two components of compensation insofar as it is our goal to establish aggregate cash and equity compensation that is near the median of our peer group, assuming achievement of target level of performance, with the understanding that we may from time to time elect to provide compensation above this level in connection with the hiring of a new executive if we determine that it is necessary to provide compensation at this level to attract an executive with skills and experience we desire.

Because we seek to provide cash compensation that our executives regard as competitive with relevant market conditions, when setting salaries and aggregate cash compensation we are mindful of the corresponding amounts of cash consideration of our peer group. However, we may set an individual officer’s salary and target bonus above or below median levels of our peer group, as determined to be appropriate by the Compensation Committee. We believe that this approach is sufficient to achieve our retention goals. For the achievement of performance goals above plan, our executives can earn aggregate cash consideration that is substantially above the median level of the peer group. We believe that this is appropriate because we adopt business plans that are a challenge for us to attain, and we believe that if our executives exceed the demanding targets in these plans they should be eligible to receive higher levels of compensation.

We view our compensation decisions as an exercise in paying competitive compensation, with desired performance goals, on an annual basis. Our cash compensation is not tied to performance beyond one year. Our equity awards vest over a period of time, and as such are impacted by the value of our common stock over the life of the option or the vesting period of the restricted stock, as the case may be. We do not take account of prior wealth accumulation by our executives from the receipt of cash on exercise or vesting of equity awards as we do not believe these prior period returns provide a significant motivation or retention benefit in the current period. Further, we do not set the compensation of our executives at any multiple or ratio to the compensation of other executives or employees. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and immediate compensation, between cash and non-cash compensation, or among different forms of non-cash compensation, other than as described in this Compensation Discussion and Analysis for the manner in which we make stock option and restricted stock awards to executives.

Our Compensation Committee’s current intent is to perform on a regular basis a strategic review of our executive officers’ overall compensation packages to determine whether they provide adequate incentives and motivation and whether they adequately compensate our executive officers relative to comparable officers in our peer group companies.

Base Salaries

Our Compensation Committee reviews the base salaries of our executives annually and may adjust an officer’s salary if it determines that such a change is merited on the basis of the officer’s personal performance and market conditions. As set forth in the “Summary Compensation” table below, the Compensation Committee approved 2014 salary increases for executive officers based on market conditions, personal performance of the executives, the Company’s growth and the Company’s increased complexity of operation. We increased the base salary of our CEO by 30% in light of the increasing complexity of the task of managing our business, particularly in light of the resignation, without replacement, of our President and Chief Operating Officer in 2013, the performance of the Company and the personal performance of the CEO, and the relation of the CEO’s salary to the peer group. Increases in the base salaries of the other executive officers ranged from 0% to 11.3%.

Executive Management Incentive Plan

In December 2013, our Compensation Committee approved the 2014 EMIP for our executive officers. The 2014 EMIP was generally similar to the 2013 EMIP in that it based the bonus opportunity for our CEO, CFO and Vice President of Medical Affairs primarily on consolidated pre-tax earnings with a lesser weighting for consolidated revenue. The 2014 EMIP did not include operational goals as an element of the bonus calculation for the CEO and CFO, and instead increased the weighting of consolidated earnings. The Compensation Committee determined that increasing the focus on consolidated earnings for 2014 was more appropriate for these two executives, relative to creating separate strategic goals. For Messrs. Hawkins, and Kennedy the target bonus for 2014 was weighted (i) at 80% for attainment of the consolidated pre-tax earnings contained in the Company’s 2014 business plan (“2014 Plan”), and (ii) at 20% for attainment of the consolidated revenue contained in the 2014 Plan.

For Messrs. Noll and Traverso, the Vice Presidents and General Manager of our two strategic business units (“SBUs”) the target bonus under the 2014 EMIP was based on the achievement of five metrics: (i) the consolidated pre-tax earnings contained in the 2014 Plan weighted at 15%, (ii) the consolidated revenue contained in the 2014 Plan weighted at 15% (iii) the pre-tax earnings of their respective strategic business units (“SBUs”) contained in the 2014 Plan weighted at 25%, (iv) the revenue of their SBUs contained in the 2014 Plan weighted at 25%, and (v) successful completion of discrete operational goals for their respective SBUs in 2014 weighted at 20%. For 2014 we added consolidated revenue as a metric for these officers to allign and reward our business unit leaders with overall company results. Mr. Chung’s bonus was based on the achievement of the following three metrics: (i) the consolidated pre-tax earnings contained in the 2014 Plan weighted at 20%, (ii) the consolidated revenue contained in the 2014 Plan weighted at 60% and (iii) the successful completion of discrete operational goals weighted at 20%.

The target bonus for each of our named executive officers for 2014 was expressed as a percentage of each officer’s salary. The following table shows the minimum, target and maximum bonus for each named executive officer:

Name	Minimum Bonus[1]	Target Bonus	Maximum Bonus
Mr. Hawkins	$325,000	$650,000	$1,300,000
Mr. Kennedy	$123,500	$247,000	$494,000
Mr. Noll	$59,000	$147,500	$265,500
Dr. Chung	$42,720	$106,800	$192,240
Mr. Traverso	$59,000	$147,500	$265,500

(1)	Pre-tax income of 85% of target required for bonus eligibility.

Under the 2014 EMIP, the following payments were made in February 2015:

	Achievement vs. Plan	Weighted Payout Percentage
CEO and CFO Targets

Consolidated Revenue	102%	31%
Consolidated Adjusted Pre-tax Profit (1)	114%	135%
Percentage of Target Paid		166%

	Achievement vs. Plan	Weighted Payout Percentage
VP Neurology Targets

Neurology SBU Revenue	103%	48%
Neurology SBU Adjusted Pre-tax Profit	110%	37%
Consolidated Revenue	102%	23%
Consolidated Adjusted Pre-tax Profit (1)	114%	25%
MBOs (2)	0%	0%
Percentage of Target Paid		133%

	Achievement vs. Plan	Weighted Payout Percentage
VP Newborn Care Targets

Newborn SBU Revenue	100%	23%
Newborn SBU Adjusted Pre-tax Profit	99%	23%
Consolidated Revenue	102%	23%
Consolidated Adjusted Pre-tax Profit (1)	114%	25%
MBOs (2)	50%	10%
Percentage of Target Paid		106%

	Achievement vs. Plan	Weighted Payout Percentage
VP QA/RA Targets

Consolidated Revenue	102%	31%
Consolidated Adjusted Pre-tax Profit (1)	114%	101%
MBOs (2)	50%	10%
Percentage of Target Paid		142%

(1)	Adjustments include trade name impairments, restructuring costs, and direct acquisition costs.
(2)	This objective reflects two internal initiatives for each executive, including product launches, specific regional results and regulatory objectives.

Equity-Based Compensation Element

Equity-based compensation provides employees with a common interest with our stockholders to increase the value of our common stock. Equity awards are granted to employees, including our executive officers, in the form of stock options, restricted stock and restricted stock units, which in the case of options are granted with an exercise price equal to the fair market value on the date of grant. Stock options have value only if the stock price increases over time and the value of restricted stock awards increases over time as the stock price increases. In addition, equity grants help retain key employees because they typically cannot be fully exercised or are subject to a right of repurchase for four years and, in the case of options, if not exercised, are forfeited if the employee leaves the employ of the Company. The four-year vesting schedule also helps focus our employees on long-term performance. In 2006, our Board reduced the term of options that we grant from ten years to six years in order to reduce the expense of such options under Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”).

From 2006 until December 2014, we sought to achieve the equity portion of aggregate compensation through stock option grants and restricted stock awards, with each comprising approximately half of the value of the annual equity award. From December 2014 forward, the annual equity award is comprised solely of restricted stock awards.

Equity-based compensation is granted an executive officer when the executive first joins us. Additional equity-based compensation may be granted in connection with a significant change in responsibilities. Further, we typically make annual equity awards to our executive officers, as was the case in 2014 based on the factors noted above. The Compensation Committee’s procedure for timing of equity awards (restricted stock and stock options) provides assurances that grant timing is not being manipulated to result in a price that is favorable to employees. In 2014, the Compensation Committee revised its practice with regard to the granting of equity awards to employees and did so at the beginning of the year in connection with its establishment of cash compensation. Previously, equity awards were made promptly following the annual meeting of stockholders, typically in June of each year. The exercise price for all option grants is the closing price on the last completed day of trading prior to the meeting of the Compensation Committee at which the options are granted.

Employment Agreements and Change in Control Arrangements

We entered into employment agreements with Kenneth M. Traverso in November 2002, and D. Christopher Chung, M.D. in February 2003, both of which were amended in December 2008, and with James B. Hawkins in April 2004, which agreement was amended in April 2008, December 2008, and April 2014. We entered into an employment agreement with Austin A. Noll, III on August 1, 2012 and Jonathan A. Kennedy on April, 11, 2013. In addition, with the exception of Mr. Hawkins and Mr. Kennedy, the other executives entered into Amended Employment Agreements with the Company in August, 2014. Other than Mr. Hawkins, the terms of these agreements are substantially the same. Upon termination of employment for cause, death, or disability, the executive will only be eligible for severance benefits, if any, in accordance with the Company’s established policies for all employees as then in effect, which consist primarily of short-term disability and group life insurance benefits.

Should an officer’s, other than Mr. Hawkins’, employment with us terminate for other than cause, death or disability, the officer shall be entitled to:

•

Receive continuing payments of severance pay, less applicable withholding taxes, at a rate equal to the officer’s then current base salary rate for a period of twelve months commencing with the latest payroll date that is also within 70 days from the date of “separation from service” (with earlier commencement possible only if in compliance with Section 409A of the Internal Revenue Code and with payments that would have been made on earlier payroll dates, but for this provision, cumulated and paid on such payroll date);

•

The immediate vesting and exercisability of any unvested stock options and of restricted stock, or other equity awards, which in the case of stock options would be exercisable for a period of 30 days after such termination; and

•

Continued payment by the Company of COBRA benefits through the lesser of (i) six to eighteen months from the effective date of such termination, (ii) the date upon which the officer and the officer’s eligible dependents become covered under similar plans, or (iii) the date the officer no longer constitutes a “Qualified Beneficiary”, as such term is defined in Section 4980B(g) of the Internal Revenue Code of 1986, as amended.

These agreements also provide for the same severance benefits as above if the officer terminates his employment for “good reason” within 12 months following a change-in-control transaction. Employment termination is for “good reason” if it follows a material reduction in the officer’s duties or responsibilities, a reduction in base salary, a material reduction in employee benefits, relocation of more than 35 miles from the officer’s present location, or the failure of a successor entity to assume the employment agreement. A change in control for such employment agreements is a transaction by which someone acquires more than 50% of the Company’s outstanding voting power, a change in the Board within a two year period such that fewer than a majority are incumbent directors, a merger or consolidation following which the stockholders of the Company own 40% or less of the combined voting power of the Company or the surviving entity, or the sale of all or substantially all of the assets of the Company.

Should Mr. Hawkins’ employment with us terminate for other than cause, death or disability, Mr. Hawkins shall be entitled to:

•	Receive a lump sum payment due and payable within thirty (30) days after the date of separation, less applicable withholding taxes, equal to two times his then current base salary;

•

The immediate vesting of any unvested stock options, restricted stock, or other equity awards, which in the case of stock options would be exercisable for a period of 30 days after such termination; and

•

Continued payment by the Company of COBRA benefits through the lesser of (i) 18 months from the effective date of such termination, or (ii) the date upon which he or his eligible dependents become covered under similar plans

The agreement provides that if within twelve months of a change in control transaction Mr. Hawkins terminates his employment for “good reason” or is terminated without cause, then Mr. Hawkins will receive (i) a lump sum payment due and payable within thirty (30) days after the date of separation, less applicable withholding taxes, equal to two times the sum of (A) the greater of his then current base salary rate and his base salary rate in effect immediately prior to the change in control transaction and (B) the greater of 100% of his target bonus then in effect and 100% of his target bonus as in effect immediately prior to the change in control transaction; (ii) continued provision of COBRA or similar benefits through the lesser of twenty-four months or the date upon which Mr. Hawkins becomes covered under similar plans; and (iii) the immediate vesting of unvested stock options, restricted stock and other equity awards. Employment termination is for “good reason” if it follows a material reduction in the officer’s duties or responsibilities, a material reduction in base salary, a material reduction in employee benefits, relocation of more than 35 miles from the officer’s present location, or the failure of a successor entity to assume the employment agreement. A change in control for purposes of this employment agreement is a transaction by which someone acquires more than 50% of the Company’s outstanding voting power, a merger or consolidation following which the stockholders of the Company own 40% or less of the combined voting power of the Company or the surviving entity, stockholder approval of a plan to liquidate the Company, or the sale of all or substantially all of the assets of the Company.

To be eligible for termination benefits, all executives must comply with certain non-compete and non-solicitation provisions and retention is conditioned on execution of a release of claims.

The base salaries for our named executive officers for 2014 were as follows: James B. Hawkins, $650,000; Jonathan A. Kennedy, $380,000; Austin A. Noll, III, $295,000; and Kenneth M. Traverso, $295,000; D. Christopher Chung, M.D., $267,000.

We believe that these agreements appropriately balance our needs to offer a competitive level of severance protection to our executives and to induce our executives to remain in our employ through the potentially disruptive conditions that may exist around the time of a change in control, while not unduly rewarding executives for a termination of their employment. We note that our change in control terms include so-called “double trigger” provisions, so that the executive is not entitled to the severance payment by the mere occurrence of the change in control. This feature, we believe, will be an incentive to the executive to remain in the employ of the Company if such continuation is required by our partner in a change in control transaction.

Our 2011 Stock Awards Plan provides for the grant of options to purchase our common stock to employees, directors and consultants. Under the predecessor plan, prior to June 14, 2006, options granted to employees had a contractual term of ten years; options granted since June 14, 2006 have a contractual term of six years. The 2011 plan and the predecessor plan provide that after certain “change in control” events, including, for example, our merger with or into another corporation or the sale of all or substantially all of our assets, outstanding options may be assumed or equivalent options may be substituted, by the successor corporation. The plans provide that the plan administrator may provide that if an optionee’s options are assumed or substituted and the optionee’s status as our employee or employee of the successor corporation is terminated within 12 months other than by a voluntary resignation or termination for cause, the option may become fully exercisable. Further, if the successor corporation does not assume an outstanding option or substitute for it an equivalent option, the option becomes fully vested and exercisable.

For further detailed financial information concerning the severance and change in control arrangements with our executive officers, please see the tabular information contained in the section entitled “Potential Payments Upon Termination or Change in Control.”

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, and our 401(k) plan, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers, which we intend to be comparable to those provided at peer companies.

Accounting Treatment

We account for equity compensation paid to our employees under ASC Topic 718 which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued. We structure the cash compensation element of our incentive compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible by us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options granted at fair market value should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to employees.

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, we may not receive a federal income tax deduction for compensation that is not performance-based (as defined in the Section 162(m) rules) paid to the Chief Executive Officer and the next three most highly compensated executive officers (other than our Chief Financial Officer) to the extent that any of these persons receives more than $1,000,000 in nonperformance-based compensation in any one year. The Compensation Committee takes into account many factors, including whether such compensation is deductible, in making its executive compensation decisions and retains the flexibility to grant awards or pay compensation it determines to be consistent with its goals for our executive compensation program even if the compensation is not deductible by us for tax purposes. At the annual meeting, stockholders are being asked to approve the CIP, which approval is designed to qualify cash bonus payments for 2015 and future years under the CIP under Section 162(m).

Compensation Risk

The Compensation Committee regularly reviews the Company’s compensation policies and practices, including the risks created by the Company’s compensation plans. The Compensation Committee concluded that the compensation plans reflected the appropriate compensation goals and philosophy and that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation of our Chief Executive Officer, Chief Financial Officer, and the other three most highly compensated executive officers (the “named executive officers”), all of whom were serving as executive officers of the Company as of December 31, 20141.

Name and Principal Position	Year	Salary	Stock Awards [3]	Option Awards [3]	Non-Equity Incentive Plan Compen- sation ($) [4]	All Other Compen- sation [5]	Total
James B. Hawkins Chief Executive Officer	2014 2013 2012	$650,000 500,000 455,000	$1,237,500 1,075,500 855,120	$792,699 674,520 543,408	1,080,301 537,400 220,586	$4,682 4,473 4,306	$3,765,182 2,791,893 2,094,434

Jonathan A. Kennedy (2) Senior Vice President Finance and Chief Financial Officer	2014 2013 2012	365,000 350,000 —	450,000 794,400 —	288,254 456,709 —	410,514 179,550 —	2,206 77,721 —	1,516,391 1,858,380 —

Austin A. Noll, III Vice President, General Manager, Neurology	2014 2013 2012	295,000 265,000 97,534	225,000 258,120 540,450	144,127 161,885 339,630	197,060 148,850 98,475	761 630 62,663	861,948 834,485 643,412

Kenneth M. Traverso Vice President, General Manager, Newborn Care	2014 2013 2012	295,000 302,875 310,813	225,000 215,100 224,469	144,127 134,904 142,645	156,055 118,300 49,837	3,667 1,133 3,547	823,849 772,312 731,311

D. Christopher Chung, M.D. Vice President Medical Affairs, Quality and Regulatory	2014 2013 2012	267,000 257,000 257,000	157,500 215,100 224,469	100,889 134,904 142,645	152,083 118,300 70,084	3,667 1,133 3,130	681,139 726,437 697,328

(1)	Each of the named executive officers has an Employment Agreement with us that provided for an initial base salary that is subject to subsequent review and to adjustments. These agreements provide that the executive’s employment with us is on an “at will” basis. These agreements also provide for certain payments and other benefits upon termination of employment in certain circumstances, as further described under “Employment Agreements and Change in Control Arrangements” in the “Compensation Discussion and Analysis” above, and in the “Potential Payments Upon Termination or Change in Control” section below.
(2)	For Mr. Kennedy, the amount reflected in the “All Other Compensation” column includes a $75,000 signing bonus upon his acceptance of employment with the Company.
(3)	The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant-date fair value of the awards on the date of grant, computed in accordance with ASC Topic 718, except that in the case of option awards, a forfeiture rate of zero percent has been used. The assumptions we use in calculating these amounts, other than the exclusion of the impact of estimated forfeitures, are discussed in Note 11-Share Based Compensation of the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. See the “Grants of Plan Based Awards Table” for more information regarding the equity awards granted by the Company in 2014. Refer to the “Compensation Discussion and Analysis” above for a discussion of these awards.
(4)	The amounts in this column reflect bonuses under our Management Incentive Plan for 2014 performance that were paid in February 2015. See the “Grants of Plan Based Awards Table” for more information regarding non-equity incentive plan compensation. Refer to the “Compensation Discussion and Analysis” above for a discussion of non-equity incentive plan compensation.
(5)	The amounts included in the “All Other Compensation” column consist of matching contributions paid by the Company into our 401(k) plan on behalf of the named executive officers, the value of group life insurance benefits.

GRANTS OF PLAN BASED AWARDS—FISCAL 2014

This table discloses the actual numbers of stock options and restricted stock awards granted to our named executive officers in 2014 and the grant date fair value of these awards. It also captures the payouts under the Company’s 2014 EMIP.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards [1]			All Other Stock Awards: Number of Shares of Stock or Units [2]	All Other Option Awards: Number of Securities Underlying Options [3]	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) [4]
		Threshold ($)	Target ($)	Maximum ($)
Mr. Hawkins		325,000	650,000	1,300,000
	01/01/2014				55,000			$788,700
	01/01/2014					110,000	$22.50	494,648

Mr. Kennedy (5)		123,500	247,000	494,000
	01/01/2014				20,000			264,800
	01/01/2014					40,000	22.50	166,076

Mr. Noll	01/01/2014	59,000	147,500	265,500
	01/01/2014				10,000			143,400
						20,000	22.50	89,936

Dr. Chung		42,720	106,800	192,240
	01/01/2014				14,000			100,380
	01/01/2014					14,000	22.50	62,955

Mr. Traverso		59,000	147,500	265,500
	06/07/2014				10,000			143,400
	01/01/2014					20,000	22.50	89,936

(1)	Each of the named executive officers had a range of payouts targeted for 2014 non-equity incentive compensation under our 2014 EMIP based on the Company’s performance as described in “Compensation Discussion and Analysis” above.
(2)	Each of the named executive officers received a grant of restricted shares in 2014 that vest as follows: 50% in January 2016, 25% in January 2017, and 25% in January 2018.
(3)	Each of the named executive officers received a grant of stock options in 2014. Options were granted with an exercise price equal to the fair market value on the date of grant, which was based on the closing price of the Company’s common stock immediately prior to the award. All of the stock options may be exercised for six years from the date of grant. Refer to the “Compensation Discussion and Analysis” above for a description of our equity based compensation practices.
(4)	Represents the grant date fair market value of restricted stock awards and stock options granted to the named executive officers in 2012 computed in accordance with ASC Topic 718, except that in the case of option awards, a forfeiture rate of zero percent has been used. The assumptions we use in calculating these amounts, other than the exclusion of the impact of estimated forfeitures, are discussed in Note 11-Share Based Compensation of the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(5)	Stock grants noted for Mr. Kennedy represent an initial award of stock granted upon the start of his employment with the Company. The initial grant of options vests 1/8th after the completion of six months of service with the remainder vesting ratably over the next 42 months. Initial grants of stock vest 50% after two years, and 25% for the following two years.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

	Option Awards [1]					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) [4]
Mr. Hawkins						182,500	6,577,300
	100,000	—	16.78	06/03/2016	[3]
	100,000	60,000	10.69	06/07/2018	[3]
	87,500	12,500	16.38	06/01/2017	[3]
	56,250	93,750	14.34	06/03/2019	[3]
	25,208	84,792	22.50	01/01/2020	[3]

Mr. Kennedy
	—	64,167	13.24	04/08/2019	[1]	80,000	2,883,200
	9,167	30,833	22.50	01/01/2020	[3]

Mr. Noll						40,500	1,459,620
	5,667	20,833	11.92	06/07/2018	[3]
	13,500	22,500	14.34	2/14/2019	[1,3]
	4,583	15,417	22.50	01/01/2020	[3]

Dr. Chung						28,750	$1,036,150
	26,000	—	$16.78	06/03/2016	[3]
	22,750	3,250	$16.38	06/01/2017	[3]
	26,250	15,750	$10.69	06/07/2018	[3]
	6,000	10,000	$14.34	06/07/2019	[3]
	40,000	—	$10.73	06/15/2015	[3]
	3,208	10,792	22.50	01/01/2020	[2]

Mr. Traverso						38,750	1,396,550
	26,000	—	$16.78	06/03/2016	[3]
	22,750	3,250	$16.38	06/01/2017	[3]
	26,250	15,750	$10.69	06/07/2018	[3]
	11,250	18,750	$14.34	06/07/2019	[3]
	4,583	15,417	$22,50	01/01/2020	[3]
	10,000	—	$10.73	06/15/2015	[3]
	18,933	—	$10.03	06/09/2015	[3]
	31,067	—	$10.03	06/09/2015	[2]

(1)	Initial grants of options to the named executive officers upon employment vest 1/8th after the completion of six months of service with the remainder vesting ratably over the next 42 months. Subsequent grants of options vest ratably over a 48 month period.
(2)	Represents subsequent grant of options granted prior to June 14, 2006 that expire 10 years from the date of grant.
(3)	Represents subsequent grant of options granted on or after June 14, 2006 that expire 6 years from the date of grant.
(4)	Represents the value of these awards based on the closing price of our stock on December 31, 2014 of $36.04

OPTION EXERCISES AND STOCK VESTED—FISCAL 2014

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during 2014 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) [1]	Value Realized on Vesting ($) [1]
Mr. Hawkins	457,956	8,740,112	65,000	1,790,750
Mr. Kennedy	45,833	1,029,409	—	—
Mr. Noll	23,500	410,780	12,500	359,625
Mr. Chung	70,000	814,325	17,000	468,350
Mr. Traverso	50,000	783,800	17,000	468,350

(1)	Represents the value of restricted stock awards that were granted on June 3, 2010 and June 2, 2011, and June 8, 2012 that vested in 2014.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under the employment agreements between the Company and the named executive officers, upon termination of employment for cause, death or disability, the executive will only be eligible for severance benefits, if any, in accordance with the Company’s established policies for all employees as then in effect. The table that follows reflects the amount of compensation due to our named executive officers if their employment is terminated for other than cause, death or disability, or their employment is terminated or the executive terminates his employment for good cause, following a change in control, as more fully described under “Employment Agreements and Change in Control Arrangements” in the “Compensation Discussion and Analysis” above. The amounts shown below assume that such termination or change in control event was effective as of December 31, 2014.

Name	Cash Severance Payment	Continuation of Medical and Welfare Benefits	Acceleration of Equity Awards [1]	Total Termination Benefits
Mr. Hawkins (2)	$1,950,000	$27,090	$6,884,250	$8,861,340
Mr. Kennedy	350,000	6,620	2,198,836	2,255,456
Mr. Noll	265,000	4,180	1,577,203	1,713,883
Dr. Chung	257,000	9,930	1,526,263	1,793,193
Mr. Traverso	257,000	9,930	1,631,848	1,963,778

(1)	Under the employment agreements between the Company and the named executive officers, upon a covered termination, any unvested stock options, restricted stock, or other equity awards would immediately vest and options would be exercisable for up to 30 days following termination. Such unvested awards would also vest if an acquiring company does not assume them following a change in control transaction. The amounts in this column represent the intrinsic value of these awards based on the closing price of our stock on December 30, 2014 of $36.04.
(2)	Form Mr. Hawkins, the amounts shown in the table represent the payments to which he is entitled for a termination following a change of control. For termination without cause other than in connection with a change of his control, his cash severance payment and other benefits are detailed on p. 24, above.

DIRECTOR COMPENSATION

Directors who are employees receive no additional compensation for serving on the Board or its committees. The table below discloses the annual compensation provided during the year ended December 31, 2014 to directors who are not employees:

Name	Fees Earned or Paid in Cash ($) [1]	Stock Awards ($) [2]	Option Awards ($) [2,3]	Total ($)
Mr. Gunst	130,000	98,000	24,128	252,128
Ms. Engibous [4]	61,250	98,000	24,128	183,378
Mr. Ludlum [5]	82,500	98,000	24,128	204,628
Mr. Moore [6]	77,500	98,000	24,128	199,628

(1)	For 2014, fees earned and paid in cash were based on the following retainer and payment schedule:

Board Retainer	$45,000
Audit Committee Member Retainer	$15,000
Compensation Committee Member Retainer	$10,000
Nominating Committee Member Retainer	$5,000
Chairman of the Board	$55,000
Audit Chair Retainer	$20,000
Compensation Chair Retainer	$10,000
Nominating Chair Retainer	$5,000

(2)	Represents the grant-date fair market value of restricted stock awards and stock options granted to the directors in 2014 computed in accordance with ASC Topic 718, except that in the case of option awards, a forfeiture rate of zero percent has been used. The assumptions we use in calculating these amounts, other than the exclusion of the impact of estimated forfeitures, are discussed in Note 11-Share Based Compensation of the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(3)	At December 31, 2014, Ms. Engibous had 36,500 options and 4,000 unvested restricted shares outstanding, Mr. Gunst had 21,500 options and 4,000 unvested restricted shares outstanding, Mr. Ludlum had 19,000 options and 4,000 unvested restricted shares outstanding, and Mr. Moore had 26,500 options and 4,000 unvested restricted shares outstanding.
(4)	Nominating and Governance Committee Chair.
(5)	Audit Committee Chair.
(6)	Compensation Committee Chair.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Compensation Committee Report

The Compensation Committee of the Board of Natus has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

WILLIAM M. MOORE, Chair

DORIS E. ENGIBOUS

ROBERT A. GUNST

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is comprised of three directors who are independent under the applicable rules of the Nasdaq Stock Market and the Securities and Exchange Commission. The Audit Committee assists the Board in its oversight of the Company’s financial reporting process and administration of corporate policy in matters of accounting and control.

The Board has adopted a written Audit Committee Charter. As stated in the charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements. The Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and (ii) the report of the Company’s independent auditors with respect to such financial statements. The Company’s accounting and financial reporting principles and internal controls and procedures are designed to assure compliance with accounting standards and applicable laws and regulations.

The Audit Committee appoints the independent auditors and periodically reviews their performance and independence from management, and pre-approves all audit and non-audit services provided by the independent auditors. The Audit Committee functions as the liaison with the independent auditors, who are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In the performance of its oversight function, the Audit Committee has done the following:

•	Reviewed and discussed the audited financial statements with management and the independent auditors;

•	Discussed with the independent auditors any matters required to be discussed by Auditing Standard No. 16, Communication with Audit Committees; and

•

Received and discussed the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent auditor’s communications with the Audit Committee concerning independence.

•	Discussed with the independent auditors the firm’s independence.

Based upon the review and discussions described above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Respectfully submitted by:

THE AUDIT COMMITTEE

KENNETH E. LUDLUM, Chair

ROBERT A. GUNST

WILLIAM M. MOORE

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend.

It is important that your shares be represented at the annual meeting, regardless of the number of shares you hold. You are therefore urged to vote via the internet or by phone or, if you have received a paper proxy card, to mark, sign, date, and return the proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

THE BOARD OF DIRECTORS OF

NATUS MEDICAL INCORPORATED

NATUS MEDICAL INCORPORATED 6701 Koll Center Parkway Suite 120 Plesanton, CA 94566 ATTN: Jonathan A. Kennedy VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: For Against Abstain 1. Election of Directors Nominees 1a. Doris E. Engibous 1b. William M. Moore The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015. 3 Advisory approval of the Company’s named executive officer compensation. 4 To approve the Natus Medical Incorporated Cash Incentive Plan. NOTE: Transaction of such other business as may properly come before the meeting or any adjournment thereof. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . NATUS MEDICAL INCORPORATED This proxy is solicited on behalf of the Board of Directors Annual Meeting of Stockholders June 4, 2015 8:00 AM The stockholder(s) hereby appoint(s) James B. Hawkins and Jonathan A. Kennedy, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of NATUS MEDICAL INCORPORATED that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, June 4, 2015, at 8:00 a.m., Pacific Time, at our Pleasanton, California offices located at 6701 Koll Center Parkway, Suite 120, Pleasanton, CA, 94566, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side